Exhibit 10.2

TAX MATTERS AGREEMENT

DATED AS OF SEPTEMBER 8, 2016

BY AND BETWEEN

JOHNSON CONTROLS INTERNATIONAL PLC

AND

ADIENT LIMITED

i

ii

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of September 8, 2016, by and between Johnson Controls International plc, an Irish public limited company (“Johnson Controls”), and Adient Limited, a company organized under the laws of Ireland (“Adient”) (collectively, the “Companies” and each, a “Company”).

RECITALS

WHEREAS, Johnson Controls and Adient have entered into a Separation and Distribution Agreement, dated as of September 8, 2016 (the “Separation and Distribution Agreement”), providing for the separation of the Johnson Controls Group from the Adient Group;

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement and the Separation Step Plan, Old Johnson Controls has and will, among other things, (i) contribute, sell or otherwise transfer (or cause to be contributed, sold or otherwise transferred) the Adient Assets to Jersey SpinCo and its Subsidiaries, (ii) cause Jersey SpinCo and its Subsidiaries to assume the Adient Liabilities, and (iii) sell or otherwise transfer all of the outstanding Jersey SpinCo Shares to a wholly owned (directly or indirectly) Affiliate of Johnson Controls (“TSub”) in exchange for a note or otherwise (the “Old Johnson Controls Jersey SpinCo Sale”);

WHEREAS, following the Old Johnson Controls Jersey SpinCo Sale, TSub will sell or otherwise transfer all of the outstanding Jersey SpinCo Shares to Johnson Controls in exchange for a note, in partial repayment of a loan or otherwise (the “TSub Jersey SpinCo Sale”);

WHEREAS, following the TSub Jersey SpinCo Sale, pursuant to the terms of the Separation and Distribution Agreement, Johnson Controls will (and will cause Adient to) effect the Distribution;

WHEREAS, Johnson Controls and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Distribution, including the Old Johnson Controls Internal Contributions, the Old Johnson Controls Internal Distributions, the Old Johnson Controls Jersey SpinCo Sale, the TSub Jersey SpinCo Sale and the other transactions set forth in the Separation Step Plan;

WHEREAS, for U.S. Federal Income Tax purposes, it is intended that each of the Old Johnson Controls Internal Distributions shall qualify as a transaction that is generally tax-free pursuant to Sections 355(a) and 368(a)(1)(D) of the Code or Section 355(a) of the Code, as applicable; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1.              Definition of Terms.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Active Trade or Business” means, with respect to any Old Johnson Controls Internal Distributing and any Old Johnson Controls Internal Controlled, the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by such entity and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trade or business relied upon to satisfy Section 355(b) of the Code with respect to the relevant Old Johnson Controls Internal Distribution immediately prior to such Old Johnson Controls Internal Distribution.

“Actually Realized” or “Actually Realizes” means, for purposes of determining the timing of the incurrence of any Tax Liability or the realization of a Refund (or any related Tax cost or Tax Benefit), whether by receipt or as a credit or other offset to Taxes otherwise payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Adient” has the meaning set forth in the Preamble, and references herein to Adient shall include any entity treated as a successor to Adient.

“Adient Business” has the meaning set forth in the Separation and Distribution Agreement.

“Adient Capital Stock” means all classes or series of capital stock of Adient, including (i) the Adient Shares, (ii) all options, warrants and other rights to acquire such capital stock, and (iii) all instruments properly treated as stock in Adient for Federal Income Tax purposes.

“Adient Carryback Item” means any net operating loss, net capital loss, excess tax credit or other similar Tax item of any member of the Adient Group which may or must be carried from any Post-Distribution Period to any Pre-Distribution Period under the Code or other applicable Tax Law.

“Adient Group” means Adient and its Affiliates, as determined immediately after the Distribution.

“Adient Group Employees” has the meaning set forth in the Employee Matters Agreement.

“Adient Group Relief” means, without duplication, (i) any Relief of any member of the Adient Group as of immediately after the Distribution and (ii) any Relief generated by, or attributable or arising to, any member of the Adient Group in a Post-Distribution Period.

“Adient Return” has the meaning set forth in Section 3.02.

“Adient Separate Return” means any Separate Return of Adient or any member of the Adient Group.

“Adient Shares” has the meaning set forth in the Separation and Distribution Agreement.

“Adjusted Company” has the meaning set forth in Section 9.02(c).

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, Refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for Refund of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” means this Tax Matters Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in Ireland, the United States or the United Kingdom.

“Check-the-Box Election” has the meaning set forth in Section 6.05(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Return” means a consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group (e.g., UK group relief), group payment or similar group or fiscal unity) that actually includes, by election or otherwise, one or more members of the Johnson Controls Group together with one or more members of the Adient Group (including, for the avoidance of doubt, any such Tax Return that is an Old Johnson Controls Federal Consolidated Income Tax Return).

“Companies” or “Company” has the meaning set forth in the Preamble.

“Compensatory Equity Interests” has the meaning set forth in Section 5.02.

“Competent Authority Proceeding” means any proceeding pursuant to the mutual assistance or mutual agreement provisions of any tax treaty or any similar proceeding before any Competent Authority (or other body similar to a Competent Authority established pursuant to any tax treaty).

“Distribution” means the distribution by Johnson Controls of all of the Jersey SpinCo Shares to holders of Johnson Controls common stock, which will be effected by way of a distribution in specie by Johnson Controls of the Adient Business to the holders of Johnson Controls common stock, through (a) the transfer to Adient, which will have been re-registered as a public limited company, of Johnson Controls’ entire legal and beneficial interest in the issued share capital of Jersey SpinCo, and (b) the issuance of Adient Shares to holders of Johnson Controls common stock on a pro rata basis.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Electronics Business” means the “Business,” as defined in that certain Purchase Agreement, dated as of January 12, 2014, by and between Johnson Controls, Inc. and Visteon Corporation, and the “Business,” as defined in that certain Asset Purchase Agreement, dated as of July 18, 2013, by and between Johnson Controls, Inc. and Gentex Corporation.

“Electronics Business Tax” means any Tax Liability imposed on any Electronics Entity and attributable to the Electronics Business (determined on a “with and without” basis).

“Electronics Business Tax Attribute” means any Tax Attribute of any Electronics Entity attributable to the Electronics Business, as determined by Johnson Controls in good faith.

“Electronics Entity” means each of Johnson Controls Automotive Electronics do Brasil Ltda. (formerly SAGEM Do Brasil), JC International ZAO, and any of their respective successors.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of September 8, 2016, by and between Johnson Controls and Adient.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Taxes.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations Thereunder.

“Filing Date” has the meaning set forth in Section 6.04(d).

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a State, local or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a State, local or foreign taxing jurisdiction; (d) by any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a Competent Authority Proceeding or determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties hereto.

“Foreign Corporation Status” means the status of Adient as a foreign corporation (within the meaning of Sections 7701(a)(3) and 7701(a)(5) of the Code) for U.S. federal tax purposes as of immediately after the Distribution.

“Foreign Income Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2.

“Foreign Other Tax” means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes.

“Former Adient Group Employees” has the meaning provided in the Employee Matters Agreement.

“Former Johnson Controls Group Employee” has the meaning provided in the Employee Matters Agreement.

“Group” means the Johnson Controls Group or the Adient Group, or both, as the context requires.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 6.04 or (b) in which the amount of liability in dispute exceeds $10 million.

“Income Tax” means any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” has the meaning set forth in Section 12.03.

“Indemnitor” has the meaning set forth in Section 12.03.

“IRS” means the United States Internal Revenue Service.

“Jersey SpinCo” means Adient Global Holdings Ltd, a Jersey public limited company and a direct wholly owned Subsidiary of Adient immediately following the Distribution.

“Jersey SpinCo Shares” means the ordinary shares, par value £1 per share, of Jersey SpinCo.

“Johnson Controls” has the meaning set forth in the Preamble.

“Johnson Controls Business” has the meaning set forth in the Separation and Distribution Agreement.

“Johnson Controls Group” means Johnson Controls and its Affiliates, excluding any entity that is a member of the Adient Group.

“Johnson Controls Group Employees” has the meaning set forth in the Employee Matters Agreement.

“Johnson Controls Group Relief” means, without duplication, (i) any Relief of any member of the Johnson Controls Group as of immediately after the Distribution and (ii) any Relief generated by, or attributable or arising to, any member of the Johnson Controls Group in a Post-Distribution Period.

“Johnson Controls Return” has the meaning set forth in Section 3.01(a).

“Johnson Controls Separate Return” means any Separate Return of Johnson Controls or any member of the Johnson Controls Group.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Loss” has the meaning set forth in Section 5.01(b).

“Non-Recoverable Transaction Tax Return” has the meaning set forth in Section 3.01(a).

“Non-Recoverable Transaction Taxes” has the meaning set forth in Section 2.03(a).

“Notified Action” has the meaning set forth in Section 6.03(a).

“Old Johnson Controls” means Johnson Controls, Inc., a Wisconsin corporation.

“Old Johnson Controls Affiliated Group” has the meaning set forth in the definition of “Old Johnson Controls Federal Consolidated Income Tax Return.”

“Old Johnson Controls Federal Consolidated Income Tax Return” means any U.S. federal income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Old Johnson Controls is the common parent (the “Old Johnson Controls Affiliated Group”).

“Old Johnson Controls Internal Contribution” means the contribution of specified assets to an Old Johnson Controls Internal Controlled pursuant to the Separation and Distribution Agreement and the Separation Step Plan.

“Old Johnson Controls Internal Controlled” means each of Recaro Automotive Mexico S. de R.L. de C.V., Ensamble de Interiors Automotrices S. de R.L. de C.V. and Johnson Controls Asia Holdings Co. Limited, and their respective successors.

“Old Johnson Controls Internal Controlled Capital Stock” means, with respect to any Old Johnson Controls Internal Controlled, all classes or series of capital stock of such Old Johnson Controls Internal Controlled, including (i) any class of common stock, preferred stock or other capital stock, (ii) all options, warrants and other rights to acquire such capital stock, and (iii) all instruments properly treated as stock in such Old Johnson Controls Internal Controlled for Federal Income Tax purposes.

“Old Johnson Controls Internal Distributing” means each of JC Enterprises Mexico SRL, Johnson Controls Holding Company, Inc. and Johnson Controls Holding China Business Trust, and their respective successors.

“Old Johnson Controls Internal Distributing Capital Stock” means, with respect to any Old Johnson Controls Internal Distributing, all classes or series of capital stock of any Old Johnson Controls Internal Distributing, including (i) any class of common stock, preferred stock or other capital stock, (ii) all options, warrants and other rights to acquire such capital stock, and (iii) all instruments properly treated as stock in such Old Johnson Controls Internal Distributing for Federal Income Tax purposes.

“Old Johnson Controls Internal Distribution” means the distribution or exchange pursuant to a full or partial redemption by an Old Johnson Controls Internal Distributing of the common stock of the applicable Old Johnson Controls Internal Controlled to or with Johnson Controls or another member of the Johnson Controls Group in a transaction intended to qualify as generally tax-free pursuant to Sections 355(a) and 368(a)(1)(D) of the Code or Section 355(a) of the Code, as applicable.

“Old Johnson Controls Jersey SpinCo Sale” has the meaning set forth in the Recitals.

“Other Tax” means any Federal Other Tax, State Other Tax or Foreign Other Tax.

“Past Practices” has the meaning set forth in Section 3.03(a).

“Payment Date” means (i) with respect to any Old Johnson Controls Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding or similar dates determined under the applicable Tax Law.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Federal Income Tax purposes.

“Permitted Adient Carryback” has the meaning set forth in Section 5.01(d).

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Privileged Tax Documentation” has the meaning set forth in Section 8.03.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Adient management or shareholders, is a hostile acquisition, or otherwise, as a result of which Adient would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from Adient and/or one or more holders of Adient Capital Stock, a number of shares of Adient Capital Stock that would, when combined with any other changes in ownership of Adient Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (A) the value of all outstanding shares of stock of Adient as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Adient as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Adient of a shareholder rights plan or (B) issuances by Adient that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Recipient” means, with respect to the transfers occurring pursuant to any of the Separation Transactions, the Person receiving assets and/or liabilities.

“Refund” means any refund of Taxes, including any refund or reduction in Tax Liabilities by means of a credit or offset.

“Relief” means any relief, loss allowance, exemption, set-off, Refund, deduction, credit or Tax Attribute utilized in computing, or against, taxable income or Tax Liability.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing such Tax Return under this Agreement.

“Restriction Period” means the period beginning on the date hereof and ending on (and including) the two-year anniversary of the Distribution Date.

“Retention Date” has the meaning set forth in Section 8.01.

“Section 336(e) Election” has the meaning set forth in Section 6.05(a).

“Separate Return” means (a) in the case of any Tax Return of any member of the Adient Group (including any consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group (e.g., UK group relief), group payment or similar group or fiscal unity)), any such Tax Return that does not include any member of the Johnson Controls Group and (b) in the case of any Tax Return of any member of the Johnson Controls Group (including any consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group (e.g., UK group relief), group payment or similar group or fiscal unity)), any such Tax Return that does not include any member of the Adient Group.

“Separation” means the separation of the Adient Business from the Johnson Controls Business.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Separation Related Tax Contest” means any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect, jeopardize or prevent (a) the Tax-Free Status of any of the Old Johnson Controls Internal Distributions (and, where applicable, the related Old Johnson Controls Internal Contribution), (b) a Separation Transaction (other than a Separation Transaction described in clause (a)) to have the tax-free or other tax treatment described in the Tax Treatment Schedule or the Separation Step Plan, or (c) the Unrestricted Inversion Status of the Tyco Merger.

“Separation Step Plan” means the global plan of reorganization setting forth the specific transactions undertaken in anticipation and furtherance of the Separation, attached as Schedule 2.1(a) to the Separation and Distribution Agreement.

“Separation Tax Losses” means (i) all Taxes imposed pursuant to (or any reduction in a Refund resulting from) any settlement, Final Determination, judgment or otherwise; (ii) all third-party accounting, legal and other professional fees and court costs incurred in connection with such Taxes (or reduction in a Refund), as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all third-party costs, expenses and damages associated with any stockholder litigation or other controversy and any amount required to be paid by Johnson Controls (or any Johnson Controls Affiliate) or Adient (or any Adient Affiliate) in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from (x) the failure of any of the Old Johnson Controls Internal Contributions or Old Johnson Controls Internal Distributions to have Tax-Free Status (including, for the avoidance of doubt, any Taxes imposed on income or gain recognized pursuant to any “gain recognition agreement” within the meaning of Treasury Regulations Section 1.367(a)-8 previously entered into in connection with any other transaction that results from or is attributable to the failure of any of the Old Johnson Controls Internal Contributions or Old Johnson Controls Internal Distributions to have Tax-Free Status), (y) the failure of a Separation Transaction (other than a Separation Transaction described in clause (x)) to have the tax-free or other tax treatment described in the Tax Treatment Schedule or the Separation Step Plan, or (z) the failure of the Tyco Merger to have Unrestricted Inversion Status; provided that amounts shall be treated as having been required to be paid for purposes of clause (iii) of this definition to the extent they are paid in a good-faith compromise or settlement of an asserted claim.  For the avoidance of doubt, except as expressly provided to the contrary in this Agreement, the amount of Taxes that are Separation Tax Losses for which Johnson Controls and Adient, as applicable, are liable pursuant to this Agreement shall be calculated without taking into account the utilization of any Adient Group Relief or Johnson Controls Group Relief, respectively.

“Separation Transactions” means the Distribution and the other transactions contemplated by the Separation and Distribution Agreement and the Separation Step Plan in furtherance of the Separation (including the Old Johnson Controls Internal Contributions, the Old Johnson Controls Internal Distributions, the Old Johnson Controls Jersey SpinCo Sale and the TSub Jersey SpinCo Sale).

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State or the District of Columbia that is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

“State Other Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State or the District of Columbia, other than any State Income Taxes.

“Straddle Combined Return” means any Combined Return for a Straddle Period that is, under applicable Law, required to include a member of the Adient Group in the portion of such Straddle Period that is a Post-Distribution Period.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Tax” or “Taxes” means any taxes, fees, assessments, duties or other similar charges imposed by any Tax Authority, including, without limitation, income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value-added, alternative minimum, estimated or other tax (including any fee, assessment, duty, or other charge in the nature of or in lieu of any tax), and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.  For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means tax counsel or accountant of recognized national standing.

“Tax Advisor Dispute” has the meaning set forth in Section 13.01.

“Tax Attribute” or “Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision or otherwise having jurisdiction with respect to such Tax.

“Tax Benefit” means any loss, deduction, refund, credit, offset or other Tax item reducing Taxes paid or payable.  For purposes of this Agreement, the amount of any Tax Benefit Actually Realized by a Person as a result of any such Tax item shall be determined on a “with and without basis” as the excess of (a) the hypothetical liability of such Person for the relevant Tax for the relevant Tax Period, calculated as if such Tax item had not been utilized but with all other facts unchanged, over (b) the actual liability of such Person for such Tax for such Tax Period, calculated taking into account such Tax item (and, for this purpose, treating a Refund as a reduction in liability for Tax).

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for any Refund).

“Tax-Free Status” means, with respect to each Old Johnson Controls Internal Distribution (where relevant, taken together with the related Old Johnson Controls Internal Contribution), the qualification thereof (a) as a transaction described in Sections 355(a) and 368(a)(1)(D) of the Code or Section 355(a) of the Code, as applicable, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code, and (c) as a transaction in which Johnson Controls, Adient and the members of their respective Groups recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Liability” means any liability or obligation for Taxes.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contest, and any other books of account or records (whether or not in written,

electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” or “Return” means any report of Taxes due, any claim for Refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Treatment Schedule” means the schedule setting forth the intended tax treatment of certain of the Separation Transactions, attached as Schedule 1.7 to the Separation and Distribution Agreement.

“TSub” has the meaning set forth in the Recitals.

“TSub Jersey SpinCo Sale” has the meaning set forth in the Recitals.

“Transaction Taxes” means any value-added, goods and services, sales, use, consumption, excise, service, transfer, stamp, documentary, filing, recordation Taxes or similar Taxes, in each case imposed or payable upon any of the Separation Transactions.

“Transferor” means, with respect to the transfers occurring pursuant to any of the Separations Transactions, the Person transferring assets and/or liabilities.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Tyco Merger” means the merger of an indirect subsidiary of Tyco International, plc with and into Old Johnson Controls effected on September 2, 2016.

“Unrestricted Inversion Status” means, with respect to the Tyco Merger, the failure of the ownership threshold of Section 7874(a)(2)(B)(ii) of the Code to be met.

“Unqualified Tax Opinion” means an unqualified opinion of a Tax Advisor on which Johnson Controls may rely to the effect that a transaction will not adversely affect (i) the Tax-Free Status of any of the Old Johnson Controls Internal Distributions and any of the Old Johnson Controls Internal Contributions and (ii) the Unrestricted Inversion Status of the Tyco Merger; provided that any tax opinion obtained in connection with a proposed acquisition of Adient Capital Stock or any Old Johnson Controls Internal Controlled Capital Stock entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Old Johnson Controls Internal Distribution involving such Old Johnson Controls Internal Controlled.  Any such opinion must assume that (i) each of the Old Johnson Controls Internal Distributions and Old Johnson Controls Internal Contributions would have qualified for Tax-Free Status if the transaction in question did not occur and (ii) the Tyco Merger would have had Unrestricted Inversion Status if the transaction in question did not occur.

“VAT” shall mean any value added Taxes, goods and services Taxes or the equivalent of such Taxes in any relevant jurisdiction.

“VAT Charges” shall mean any Transaction Taxes that are recoverable VAT, to the extent such Taxes were paid, but not yet recovered (whether by way of input VAT, offset, Refund or otherwise), by Johnson Controls, Adient or any of their respective Affiliates on or prior to the Distribution Date.

Section 2.                                          Allocation of Tax Liabilities.

Section 2.01                             General Rule.

(a)                                 Johnson Controls Liability.  Johnson Controls shall be liable for, and shall indemnify and hold harmless the Adient Group from and against any liability for, any Taxes for which Johnson Controls is responsible, or which are allocated to Johnson Controls, pursuant to this Section 2 or Section 3.

(b)                                 Adient Liability.  Adient shall be liable for, and shall indemnify and hold harmless the Johnson Controls Group from and against any liability for, any Taxes for which Adient is responsible, or which are allocated to Adient, pursuant to this Section 2 or Section 3.

(c)                                  Costs and Expenses.  The amounts for which Johnson Controls or Adient, as applicable, is liable pursuant to Sections 2.01(a) and (b), respectively, shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

(d)                                 Relief.  For the avoidance of doubt, except as expressly provided to the contrary herein, the amount of Taxes for which Johnson Controls or Adient, as applicable, is liable pursuant to this Section 2, Section 3 or otherwise under this Agreement shall be calculated without taking into account the utilization of any Adient Group Relief or Johnson Controls Group Relief, respectively.

Section 2.02                             Allocation of Taxes.  Except as otherwise provided in Section 2.03(a), (b) or (c), Taxes shall be allocated as follows:

(a)                                 Taxes Relating to Combined Returns for Pre-Distribution Periods.

(i)             Johnson Controls shall be responsible for any and all Taxes due with respect to, attributable to or required to be reported on any Combined Return that are allocable to Pre-Distribution Periods (including, for the avoidance of doubt, any such Taxes imposed or payable as a result of a Final Determination).

(ii)          For the avoidance of doubt, for purposes of this Agreement, any and all Taxes due with respect to, attributable to or required to be reported on any Combined Return that does not include any member of the Adient Group in any Post-Distribution Period shall be allocable to a Pre-Distribution Period.

(b)                                 Taxes Relating to Combined Returns for Post-Distribution Periods.

(i)             Johnson Controls shall be responsible for any and all Taxes due with respect to, attributable to or required to be reported on any Combined Return that are allocable to Post-Distribution Periods (including any increase in such Taxes as a result of a Final Determination) to the extent such Taxes are attributable to the Johnson Controls Business.  Adient shall be responsible for any and all Taxes due with respect to, attributable to or required to be reported on any Combined Return that are allocable to Post-Distribution Periods (including any increase in such Taxes as a result of a Final Determination) to the extent such Taxes are attributable to the Adient Business.

(ii)          For purposes of this Agreement, in the case of any Taxes for any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Distribution Date shall be deemed to be (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Distribution Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in clause (i) above (such as Income Taxes or Taxes based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Distribution Date, with exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) to be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date in proportion to the number of days in each period.

(c)                                  Taxes Relating to Separate Returns.

(i)             Johnson Controls shall be responsible for any and all Taxes due with respect to, attributable to or required to be reported on any Johnson Controls Separate Return for any Tax Period (including, for the avoidance of doubt, any such Taxes imposed or payable as a result of a Final Determination).

(ii)          Adient shall be responsible for any and all Taxes due with respect to, attributable to or required to be reported on any Adient Separate Return for any Tax Period (including, for the avoidance of doubt, any such Taxes imposed or payable as a result of a Final Determination); provided that Johnson Controls shall be responsible for any such Taxes that are Electronics Business Taxes (including, for the avoidance of doubt, any such Taxes imposed or payable as a result of a Final Determination).

(d)                                 Penalties and Interest. Any penalties or interest imposed in connection with any Taxes described in Section 2.02(a), (b) or (c) shall be the responsibility of the Company that is responsible for the underlying Tax, unless such penalties or interest are the result of an action or failure to act by the other Company or any of its Affiliates.

Section 2.03                             Certain Transaction and Other Taxes.

(a)                                 Transaction Taxes.

(i)             All charges in respect of the transfers occurring pursuant to the Separation Transactions, and related transaction costs, shall be exclusive of any Transaction Taxes.  Without limiting any provision of this Agreement, (a) in the case of any Transaction Taxes that are non-recoverable under applicable Law (whether by way of credit, offset, Refund, input VAT or otherwise, and such Taxes, “Non-Recoverable Transaction Taxes”), Johnson Controls shall be responsible for any such Non-Recoverable Transaction Taxes, unless any such Non-Recoverable Transaction Taxes become non-recoverable as a result of an action or failure to act by Adient or any of its Affiliates, in which case Adient shall be responsible for such Transaction Taxes and (b) in the case of any Transaction Taxes that are recoverable under applicable Law (whether by way of credit, offset, Refund, input VAT or otherwise), the Recipient (or, if not the Recipient, such other Person that is entitled to a recovery of such Transaction Taxes under applicable Law) shall be responsible for any such recoverable Transaction Taxes, unless any such recoverable Transaction Taxes become non-recoverable as a result of an action or failure to act by the Transferor or any of its Affiliates, in which case the Transferor shall be responsible for such Transaction Taxes.  Notwithstanding anything to the contrary in this Agreement, to the extent a Company (or any of its Affiliates) recovers (whether by way of credit, offset, Refund, input VAT or otherwise) any Transaction Taxes that were paid or otherwise borne by the other Company (or any of its Affiliates), the Company that received (or the Affiliate of which received) such recovery shall, without duplication of any other amounts payable pursuant to this Agreement, promptly pay over to such other Company the amount of such recovery; provided, that recovery in respect of VAT Charges (and entitlement thereto) shall be governed exclusively by Schedule 2.12(c)(ii) to the Separation and Distribution Agreement.  The Transferor shall promptly issue proper and timely invoices usable by the Recipient to recover (by way of credit or Refund) any Transaction Taxes in jurisdictions where they are recoverable.  The Transferor and the Recipient shall cooperate to minimize any Transaction Taxes and in obtaining any Refund, return or rebate of Transaction Taxes, or applying an exemption or zero-rating for goods or services giving rise to any Transaction Taxes, including by filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates or other documents.  The Recipient and the Transferor shall cooperate regarding any requests for information, audits or similar requests by any Tax Authority concerning Transaction Taxes payable with respect to the transfers occurring pursuant to the Separation Transactions.

(ii)          The Recipient shall be entitled to deduct and withhold Tax required by applicable Law to be withheld on payments made to the Transferor pursuant to the Separation Transactions.  To the extent any amounts are so withheld, the Recipient shall timely remit such deducted and withheld amounts to the relevant Tax Authority and promptly provide the Transferor with evidence of such payment.  The Transferor agrees to complete and provide to the Recipient or, if required, to the relevant Tax Authority, at least ten (10) days prior to the payment due date, such forms, certifications or other documents as may be reasonably requested by the Recipient, in order to reduce or exempt the withholding of any Tax with respect to payments made to the Transferor when and where applicable by Law.  The Recipient and the Transferor shall reasonably cooperate (A) to minimize and obtain any reduction of or relief from deduction or withholding and (B) cooperate regarding any requests for information, audits or similar requests by any Tax Authority concerning the withholding of any Tax payable with respect to the Separation Transactions.

(iii)       Any penalties or interest imposed in connection with any Transaction Taxes described in Section 2.03(a)(i) or Tax described in Section 2.03(a)(ii) shall be the responsibility of the Company that is responsible for the underlying Tax, unless such penalties or interest are the result of an action or failure to act by the other Company or any of its Affiliates.

(b)                                 Adient Liability.  Adient shall be liable for, and shall indemnify and hold harmless the Johnson Controls Group from and against any liability for:

(i)             any Tax resulting from a breach by Adient of any representation or covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(ii)          any Separation Tax Losses for which Adient is responsible pursuant to Section 6.04.

(c)                                  Johnson Controls Liability.  Johnson Controls shall be liable for, and shall indemnify and hold harmless the Adient Group from and against any liability for:

(i)             any Tax resulting from a breach by Johnson Controls of any representation or covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(ii)          any Separation Tax Losses for which Johnson Controls is responsible pursuant to Section 6.04.

Section 3.                                          Preparation and Filing of Tax Returns.

Section 3.01                             Johnson Controls Returns.

(a)                                 Except as provided in Section 3.02, Johnson Controls shall prepare or cause to be prepared (i) all Old Johnson Controls Federal Consolidated Income Tax Returns, (ii) all other Combined Returns, (iii) all Johnson Controls Separate Returns and (iv) all Tax Returns required to be filed with respect to any Non-Recoverable Transaction Taxes (a “Non-Recoverable Transaction Tax Return,” and any return described in clause (i), (ii), (iii) or (iv), a “Johnson Controls Return”).  Except as provided in Section 3.01(b), Johnson Controls shall file or cause to be filed all Johnson Controls Returns and shall pay or cause to be paid all Taxes shown to be due on any such Johnson Controls Return to the relevant Tax Authority and Adient shall make any payments to Johnson Controls required pursuant to Section 4.01 in respect of any such Johnson Controls Return.

(b)                                 In the event that Adient or a member of the Adient Group (or an authorized representative of Adient or a member of the Adient Group) is obligated to sign and file a Johnson Controls Return under applicable Tax Law, Johnson Controls shall deliver such Johnson Controls Return to Adient and pay to Adient the amount of Taxes due on such Johnson Controls Return prior to the due date for filing such Johnson Controls Return (taking into account extensions), and Adient shall timely file or cause to be timely filed such Johnson Controls Return (taking into account extensions).  Adient shall pay or cause to be paid all Taxes shown to be due on any Johnson Controls Return required to be filed by Adient pursuant to this Section 3.01(b).

Section 3.02                             Adient Returns.  Adient shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), all Adient Separate Returns and any other Tax Return required to be filed by or with respect to a member of the Adient Group other than any Tax Return which Johnson Controls is required to prepare pursuant to Section 3.01(a) (each, a “Adient Return”).  Adient shall file or cause to be filed all Adient Returns and shall pay or cause to be paid all Taxes shown to be due on any such Adient Return to the relevant Tax Authority and Johnson Controls shall make any payments to Adient required pursuant to Section 4.01 in respect of any such Adient Return.

Section 3.03                             Tax Reporting Practices.

(a)                                 Except as otherwise provided in Section 3.03(c), with respect to any Tax Return that Adient has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02 for any Pre-Distribution Period or any Straddle Period (or, to the extent relating to any Taxes or Tax Items of any Electronics Entity attributable to the Electronics Business), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question, and, to the extent there is no Past Practice with respect to such item, in accordance with reasonable Tax accounting or other practices selected by Adient and reasonably acceptable to Johnson Controls; provided that, except to the extent relating to any Taxes or Tax Items of any Electronics Entity attributable to the Electronics Business, Adient may determine in good faith to prepare and file, or cause to be prepared and filed, any such Tax Return in a manner that deviates from Past Practices; provided, however, that if any such Tax Return is prepared or filed in a manner that deviates from Past Practices, Adient shall be responsible for any additional Taxes imposed on or payable by Johnson Controls or any of its Affiliates (including pursuant to the terms of this Agreement) as a result of any such deviation (other than any such deviation that was previously consented to by Johnson Controls (including in connection with the review, if any, by Johnson Controls of the relevant Tax Return pursuant to the procedures set forth in Section 3.05(a))).

(b)                                 Except as otherwise provided in Section 3.03(c), with respect to any Straddle Combined Return to the extent relating to the Post-Distribution Period or any Combined Return for any taxable period beginning on or after the Distribution Date, in each case, that Johnson Controls has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.01, such Tax Return (or such portion thereof) shall be prepared in accordance with Past Practices used with respect to the Tax Returns in question, and, to the extent there is no Past Practice with respect to such item, in accordance with reasonable Tax accounting or other practices selected by Johnson Controls and reasonably acceptable to Adient; provided that Johnson Controls may determine in good faith to prepare and file, or cause to be prepared and filed, any such Tax Return in a manner that deviates from Past Practices; provided, however, that if any such Tax Return is prepared or filed in a manner that deviates from Past Practices, Johnson Controls shall be responsible for any additional Taxes imposed on or payable by Adient or any of its Affiliates (including pursuant to the terms of this Agreement) as a result of any such deviation (other than any such deviation that was previously consented to by Adient (including in connection with the review, if any, by Adient of the relevant Tax Return pursuant to the procedures set forth in Section 3.05(a))).

(c)                                  Except to the extent otherwise required by applicable Law or as a result of a Final Determination, (A) neither Johnson Controls nor Adient shall, and neither shall permit or cause any member of its respective Group to, take any position that is inconsistent with the treatment of (i) each of the Old Johnson Controls Internal Distributions (where applicable, taken together with the relevant Old Johnson Controls Internal Contribution) as having Tax-Free Status (or analogous status under state or local Law), (ii) any of the Separation Transactions as having the tax-free or other tax treatment indicated on the Tax Treatment Schedule or the Separation Step Plan, (iii) the Tyco Merger as having Unrestricted Inversion Status or (iv) Adient as having Foreign Corporation Status as of immediately after the Distribution and (B) Adient shall not, and shall not permit or cause any member of the Adient Group to, take any position with respect to an item of income, deduction, gain, loss or credit on a Tax Return, or otherwise treat such item in a manner that is inconsistent with the manner such item is reported on a Tax Return required to be prepared or filed by Johnson Controls pursuant to Section 3.01 hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return), except with the prior consent of Johnson Controls.

Section 3.04                             Consolidated or Combined Tax Returns.

(a)                                 Except to the extent otherwise required pursuant to clause (A) of Section 3.03(c), Johnson Controls shall determine in its good faith sole discretion whether to file a Tax Return for any Tax Period as a Combined Return and the entities to be included in any Combined Return, and Johnson Controls shall (and shall be entitled to) make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Combined Return; provided that any Combined Return prepared and filed by Johnson Controls pursuant to this Agreement shall, to the extent relating to Adient or the Adient Group, be prepared in good faith; and provided further that a Combined Return shall not include any member of the Adient Group in a Post-Distribution Period except to the extent required by applicable Law.  Adient will elect and join (and take any other action necessary to give effect to such election), and will cause its respective Affiliates to elect and join (and take any other action necessary to give effect to such election), in filing any Combined Returns (including any Old Johnson Controls Federal Consolidated Income Tax Returns) that Johnson Controls determines in good faith are required by applicable Law to be filed (or that Johnson Controls chooses in good faith to file) by the Companies or any of their Affiliates for Tax Periods ending on, before or after the Distribution Date.  With respect to any Adient Separate Returns relating to any Pre-Distribution Period, Adient will elect and join, and will cause its Affiliates to elect and join, in filing any consolidated, affiliated, combined, unitary, group or other similar Tax Return (including a Tax Return with respect to a profit and/or loss sharing group (e.g., UK group relief), group payment or similar group or fiscal unity), to the extent each entity is eligible to join in such Tax Returns, if Johnson Controls reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, is reasonably determined to result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns or is otherwise reasonably acceptable to Johnson Controls.

(b)                                 At Johnson Controls’ request, Adient shall, and shall cause each member of the Adient Group to, as promptly as practicable (and in no event later than ninety (90) days after such request) prepare and submit to Johnson Controls, at Adient’s cost and expense, all information that Johnson Controls shall reasonably request, in such form as Johnson Controls shall reasonably request, to enable Johnson Controls to prepare or cause to be prepared any Johnson Controls Return.

Section 3.05                             Right to Review Tax Returns.

(a)                                 General.  The Responsible Company with respect to any material Tax Return shall make such Tax Return (or the relevant portions thereof), related workpapers and other supporting documents available for review by the other Company, to the extent (i) such Tax Return relates to Taxes for which such other Company is or would reasonably be expected to be liable, (ii) such other Company is or would reasonably be expected to be liable, in whole or in part, for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the other party would reasonably be expected to have a claim for Tax Benefits under this Agreement, (iv) such Tax Return is a Combined Return that would reasonably be expected to be binding and to have a material adverse effect on Adient in a Post-Distribution Period, (v) such other Company or an Affiliate thereof (or an authorized representative of either) is obligated to sign and file such Tax Return under applicable Law, or (vi) reasonably necessary for the other party to confirm compliance with the terms of this Agreement.  With respect to any Tax Return described in clauses (i) through (iv) of the immediately preceding sentence, the Responsible Company shall (i) consult with the other Company with respect to the preparation of, and positions taken on, such Tax Return (to the extent relating to any matters described in clauses (i) through (iv) of the immediately preceding sentence), (ii) use reasonable efforts to make such Tax Return (or the relevant portions thereof), workpapers and other supporting documents available for review as required under this paragraph promptly once such Tax Return is materially complete, such that the other party has an opportunity to review and comment on such Tax Return prior to the timely filing thereof (taking into account extensions), and (iii) shall consider in good faith any comments (to the extent relating to any matters described in clauses (i) through (iv) of the immediately preceding sentence) provided by the other Company on such Tax Return reasonably in advance of the due date for filing such Tax Return (taking into account extensions).  Johnson Controls and Adient shall attempt in good faith to resolve any disagreement arising out of the review of any Tax Return pursuant to this Section 3.05(a).  For the avoidance of doubt, any dispute among the Companies with respect to a Company’s compliance with the requirements of this Section 3.05(a) shall be resolved in accordance with the disagreement resolution provisions of Section 13 as promptly as practicable.

(b)                                 Executing Returns.  In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by Law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a greater than 50% likelihood of prevailing on the merits for the Tax treatment of each material item reported on the Tax Return.  For the avoidance of doubt, any dispute among the Companies with respect to the likelihood of any Tax treatment prevailing on the merits shall be resolved in accordance with the disagreement resolution provisions of Section 13 as promptly as practicable.

(c)                                  Certain Amended Returns.  Adient shall not amend, or permit any of its Affiliates to amend, any Tax Return required to be filed by or with respect to the Electronic Entity to the extent relating to any Taxes or Tax Items of the Electronics Business without the prior written consent of Johnson Controls (not to be unreasonably withheld, conditioned or delayed).

Section 3.06                             Adient Carryback Items and Claims for Refund.  Unless Johnson Controls otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed, taking into account (x) all tax planning undertaken by Johnson Controls (including, without limitation, any tax planning in connection with the Tyco Merger or the Separation) and (y) the Tax Attributes of Johnson Controls and its Affiliates and the expected utilization thereof), Adient shall (and shall cause each member of the Adient Group to) (i) not file any Adjustment Request with respect to any Combined Return (or any other Tax Return reflecting Taxes for which Johnson Controls is responsible under Section 2), (ii) make any available election to relinquish, waive or otherwise forgo a carry back of any Adient Carryback Item arising in a Post-Distribution Period to any Combined Return, and (iii) not make any affirmative election to claim any such Adient Carryback Item if such election would result in a carryback of such Adient Carryback Item to any Combined Return.

Section 3.07                             Apportionment of Earnings and Profits and Tax Attributes.

(a)                                 If the Old Johnson Controls Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute required to be apportioned to Adient or the members of the Adient Group and treated as a carryover to the first Post-Distribution Period of Adient (or such member) shall be determined in good faith by Johnson Controls in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(b)                                 No Tax Attribute with respect to consolidated Federal Income Tax of the Old Johnson Controls Affiliated Group, other than those described in Section 3.07(a), and no Tax Attribute with respect to consolidated, combined or unitary state, local or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to Adient or any member of the Adient Group, except as Johnson Controls (or such member of the Johnson Controls Group as Johnson Controls shall designate) determines in good faith is otherwise required under applicable Law.

(c)                                  Johnson Controls (or its designee) shall determine in good faith and at its own cost and expense the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to Adient or any member of the Adient Group in accordance with this Section 3.07 and applicable Law and the amount of tax basis and earnings and profits to be apportioned to Adient or any member of the Adient Group in accordance with applicable Law, and shall provide written notice of the calculation thereof (including any related workpapers and other supporting documentation) to Adient as soon as reasonably practicable after the information necessary to make such calculation becomes available to Johnson Controls (and in any event no later than six (6) months after the close of the Tax Period in which the Distribution occurs).  In the event of any subsequent adjustment to the apportionment of Tax

Attributes, tax basis and/or earnings and profits reflected on such written notice, Johnson Controls shall promptly notify Adient in writing of any such adjustment and provide any related workpapers and other supporting documentation).  In the case of any particular Tax Attribute not addressed in such written notice or any subsequent adjustment, Adient may request that Johnson Controls undertake a determination, of the portion, if any, of such particular Tax Attribute to be allocated or apportioned to the Adient Group under applicable Law.  To the extent that Johnson Controls determines, in its sole discretion, not to undertake such determination, or does not otherwise advise Adient of its intention to undertake such determination within twenty (20) Business Days of the receipt of such request, Adient shall be permitted to undertake such determination at its own cost and expense and shall notify Johnson Controls of its determination, which determination shall not be binding on Johnson Controls.  For the absence of doubt, Johnson Controls shall not be liable to Adient or any member of the Adient Group for any failure of any determination under this Section 3.07 to be accurate under applicable Law.

(d)                                 The written notice delivered by Johnson Controls pursuant to Section 3.07(c) shall be binding on Adient and each member of the Adient Group and shall not be subject to dispute resolution. Except to the extent otherwise required by applicable Law or pursuant to a Final Determination, Adient shall not (and shall cause its Affiliates not to) take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written notice provided that there is at least “substantial authority” within the meaning of Treasury Regulations Section 1.6662-4(d)(2) (or any similar provision of state, local or foreign Law) for the relevant position contained in such written notice.

Section 4.                                          Payments.

Section 4.01                             Payment of Taxes.  In the case of any Tax Return reflecting Taxes for which the Company that is not the Responsible Company is responsible under Section 2, the Responsible Company shall pay any Taxes required to be paid to the applicable Tax Authority on or before the relevant Payment Date (and provide notice and proof of payment to the other Company).  The Responsible Company shall compute the amount of such Taxes allocable to the other Company under the provisions of Section 2 or Section 3 as promptly as practicable (but in no event less than fifteen (15) Business Days prior to the relevant Payment Date) and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto, to the other Company.  The other Company shall pay to the Responsible Company the amount of such Taxes allocable to the other Company under the provisions of Section 2 or Section 3 within ten (10) Business Days of the date of receipt of such written notice and demand; provided that no such payment shall be required to be made earlier than ten (10) Business Days prior to the relevant Payment Date.

Section 4.02                             Adjustments Resulting in Underpayments.  In the case of any adjustment pursuant to a Final Determination with respect to any Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Taxes due with respect to such Tax Return required to be paid as a result of such adjustment.  The Responsible Company shall compute the amount of such Taxes allocable to the other Company under the provisions of Section 2 or Section 3 as promptly as practicable (but in no event less than fifteen (15) Business Days prior to the relevant Payment Date) and shall provide written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid and describing in reasonable detail the particular relating thereto, to the other Company.  The other Company shall pay to the Responsible Company the amount of such Taxes allocable to the other Company under the provisions of Section 2 within ten (10) Business Days of the date of receipt of such written notice and demand; provided that no such payment shall be required to be made earlier than ten (10) Business Days prior to the date the additional Tax is required to be paid to the applicable Tax Authority.

Section 4.03                             Indemnification Payments.  Unless otherwise specified in this Agreement, all indemnification payments required to be made under this Agreement shall be made within ten (10) Business Days of the date of receipt by the indemnifying party of written notice from the indemnified party of the amount owed, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the indemnified party to the relevant Tax Authority or other recipient.

Section 4.04                             Payors; Payees; Treatment.  All payments made under this Agreement shall be made by Johnson Controls directly to Adient and by Adient directly to Johnson Controls; provided, however, that if the Companies mutually agree with respect to any such payment, any member of the Johnson Controls Group, on the one hand, may make such indemnification payment to any member of the Adient Group, on the other hand, and vice versa (for the avoidance of doubt, if a Company makes a request to the other Company to the effect that any payment required to be made by it to the other Company or received by it from the other Company, in each case, pursuant to this Agreement, be made or received by a member of the relevant Company’s Group other than a Company, the other Company’s consent to such request shall not be unreasonably withheld, conditioned or delayed).  All payments made pursuant to this Agreement shall be treated in the manner described in Section 12.

Section 5.                                          Tax Benefits.

Section 5.01                             Tax Benefits.

(a)                                 Except as set forth below, (i) Johnson Controls shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of (x) any Taxes actually paid prior to the Distribution Date (except to the extent (A) such Refund was reflected as an asset on Adient’s opening standalone balance sheet dated as of the date of Distribution, (B) such Refund is received in respect of excess estimated Tax payments taken into account for purposes of determining the amount of the adjustment payment, if any, required to be made pursuant to Section 2.12(c) of the Separation and Distribution Agreement), or (C) such Taxes were actually paid by a member of the Adient Group (and not paid by a member of the Johnson Controls Group on behalf of a member or members of the Adient Group) prior to the Distribution Date and the payment of such Taxes was not taken into account, directly or indirectly (including as a result of the Distribution Cash Amounts (as defined in Schedule 2.12(c)(i) to the Separation and Distribution Agreement) being lower as a result of such payment), for purposes of determining the amount of the adjustment payment, if any, required to be made pursuant to Section 2.12(c) of the Separation and Distribution Agreement) and (y) any Taxes for which Johnson Controls is liable hereunder and (ii) Adient shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of any Taxes for which Adient is liable hereunder (other than any Refund to which Johnson Controls is entitled pursuant to clause (i) above).  The Company receiving a Refund to which another Company is entitled hereunder, in whole or in part, shall pay over the amount of such Refund (or portion thereof) (and any interest on such amount received from the applicable Tax Authority) to such other Company within ten (10) Business Days after the receipt of such Refund or application of such Refund against Taxes otherwise payable.  To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over pursuant to the immediately preceding sentence is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(b)                                 If (i) a member of the Adient Group Actually Realizes any Tax Benefit as a result of (A) an adjustment pursuant to a Final Determination that increases Taxes for which a member of the Johnson Controls Group is liable hereunder or otherwise (or reduces any Tax Attribute of a member of the Johnson Controls Group or any other Johnson Controls Group Relief), (B) any liability, obligation, loss or payment (each, a “Loss”) for which a member of the Johnson Controls Group is required to indemnify any member of the Adient Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement), (C) any Section 336(e) Election (including, for the avoidance of doubt, any Tax Benefit Actually Realized by the Adient Group as a result of any step-up in asset basis for U.S. federal income tax purposes resulting from such Section 336(e) Election), except to the extent any such Tax Benefit is directly attributable to Taxes imposed on Johnson Controls as a result of such Section 336(e) Election and for which Adient has actually indemnified Johnson Controls pursuant to this Agreement, or (D) the utilization of any Electronics Business Tax Attribute (or otherwise in respect of the Electronics Business), and, in each case, such Tax Benefit would not have arisen but for such adjustment,  Loss, election or Electronics Business Tax Attribute (or Electronics Business) (determined on a “with and without” basis), or (ii) if a member of the Johnson Controls Group Actually Realizes any Tax Benefit as a result of (A) an adjustment pursuant to a Final Determination that increases Taxes for which a member of the Adient Group is liable hereunder or otherwise (or reduces any Tax Attribute of a member of the Adient Group or any other Adient Group Relief), or (B) any Loss for which a member of the Adient Group is required to indemnify any member of the Johnson Controls Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement), and, in each case, such Tax Benefit would not have arisen but for such adjustment or Loss (determined on a “with and without” basis), Adient or Johnson Controls, as the case may be, shall make a payment to the other Company in an amount equal to the amount of such Actually Realized Tax Benefit in cash within ten (10) Business Days of Actually Realizing such Tax Benefit.  To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.01(b) is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(c)                                  No later than ten (10) Business Days after a Tax Benefit described in Section 5.01(b) is Actually Realized by a member of the Johnson Controls Group or a member of the Adient Group, Johnson Controls or Adient, as the case may be, shall provide the other Company with a written calculation of the amount payable to such other Company pursuant to Section 5.01(b).  In the event that Johnson Controls or Adient, as the case may be, disagrees with any such calculation described in this Section 5.01(c), Johnson Controls or Adient shall so notify the other Company in writing within twenty (20) Business Days of receiving such written calculation.  Johnson Controls and Adient shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 5 shall be determined in accordance with the disagreement resolution provisions of Section 13 as promptly as practicable.

(d)                                 Adient shall be entitled to any Refund that is attributable to, and would not have arisen but for, an Adient Carryback Item that is required to be carried back to a Pre-Distribution Period under applicable Law and is carried back pursuant to and in accordance with Section 3.06 (a “Permitted Adient Carryback”); provided, however, that Adient shall indemnify and hold the members of the Johnson Controls Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Permitted Adient Carryback, including (but not limited to) the loss or postponement of any benefit from the use of any Tax Attribute of any member of the Johnson Controls Group, any Tax Attribute generated by a member of the Johnson Controls Group or an Affiliate thereof or any other Johnson Controls Group Relief (each, a “Johnson Controls Group Tax Attribute”) if (x) such Tax Attribute expires unutilized, but would have been utilized but for such Permitted Adient Carryback, or (y) the use of such Tax Attribute is postponed to a later Tax Period than the Tax Period in which such Tax Attribute would have been utilized but for such Permitted Adient Carryback.  Any such payment of the amount of such Refund made by Johnson Controls to Adient pursuant to this Section 5.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Johnson Controls Group Tax Attribute to a Tax Period in respect of which such Refund is received) that would affect the amount to which Adient is entitled, and an appropriate adjusting payment shall be made by Adient to Johnson Controls such that the aggregate amount paid pursuant to this Section 5.01(d) equals such recalculated amount.  To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over by Johnson Controls to Adient pursuant to the foregoing provisions of this Section 5.01(d) is subsequently disallowed by the applicable Tax Authority, Adient shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to Johnson Controls.

(e)                                  For the avoidance of doubt, notwithstanding any of the foregoing (or any other provision in this Agreement) to the contrary, any recovery, Refund or other Tax Benefit in respect of VAT Charges (and entitlement thereto) shall be governed exclusively by Schedule 2.12(c)(ii) to the Separation and Distribution Agreement.

Section 5.02                             Johnson Controls and Adient Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a)                                 To the extent permitted by applicable Law, any and all Income Tax deductions arising by reason of exercises of options to acquire Johnson Controls or Adient stock, vesting of “restricted” Johnson Controls stock or Adient stock, or settlement of stock appreciation rights, restricted stock awards, restricted stock units or performance share units, in each case, following the Distribution, with respect to Johnson Controls stock or Adient stock (such options, stock appreciation rights restricted stock, restricted stock units, performance share units and deferred stock units, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed

(i) in the case of a Johnson Controls Group Employee, Former Johnson Controls Group Employee, or any Johnson Controls non-employee director who served on the Johnson Controls Board immediately prior to the Effective Time, solely by the Johnson Controls Group, and (ii) in the case of an Adient Group Employee, Former Adient Group Employee or Transferred Director, solely by the Adient Group.

(b)                                 Tax reporting and withholding with respect to Compensatory Equity Interests shall be governed by the Employee Matters Agreement.

Section 6.                                          Transaction Status.

Section 6.01                             Restrictions on Adient.

(a)                                 Adient hereby represents and warrants that (i) it has no plan or intention of taking any action, or failing to take any action, or causing or permitting any of its Affiliates to take or fail to take any action, or knows of any circumstance, in each case, that could reasonably be expected to (A) adversely affect, jeopardize or prevent Tax-Free Status, (B) adversely affect, jeopardize or prevent any of the Separation Transactions (other than the Old Johnson Controls Internal Contributions or Old Johnson Controls Internal Distributions) to have the tax-free or other tax treatment described in the Tax Treatment Schedule or the Separation Step Plan, (C) adversely affect, jeopardize or prevent Unrestricted Inversion Status, or (D) cause any representation or factual statement made in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement to be untrue; and (ii) during the period beginning two years before the date of the first Old Johnson Controls Internal Distribution and ending on the Distribution Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Adient Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Adient Capital Stock or of the Old Johnson Controls Internal Controlled Capital Stock of any Old Johnson Controls Internal Controlled (and any predecessor of any of them); provided that no representation or warranty is made by Adient regarding any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of Johnson Controls (or another person with the implicit or explicit permission of one or more of such persons).

(b)                                 Adient shall not take or fail to take, or cause or permit any Adient Affiliate to take or fail to take, any action if such action or failure to act (i) would be inconsistent with or cause to be untrue any statement, information, covenant or representation in this Agreement, the Separation and Distribution Agreement or any of the Ancillary Agreements, (ii) would reasonably be expected to adversely affect, jeopardize or prevent Tax-Free Status, (iii) would reasonably be expected to adversely affect, jeopardize or prevent any of the Separation Transactions (other than the Old Johnson Controls Internal Contributions or Old Johnson Controls Internal Distributions) to have the tax-free or other tax treatment described in the Tax Treatment Schedule or the Separation Step Plan, or (iv) would or would reasonably be expected to (taking into account any change or proposed change in Law or IRS guidance, or any change or proposed change in official judicial or administrative interpretation of applicable Law or IRS guidance) adversely affect, jeopardize or prevent Unrestricted Inversion Status (for the avoidance of doubt, other than any action or failure to act requested by Johnson Controls).  It is agreed and understood that in determining whether any action or failure to act is prohibited by reason of any proposed change in Law or IRS guidance (or official judicial or administrative interpretation of Law or IRS guidance) described in clause (iv) above, the likelihood that such proposed change shall be adopted, enacted or otherwise occur shall be taken into account.  For the avoidance of doubt, in the event that a proposed change in Law or IRS guidance (or official judicial or administrative interpretation of Law or IRS guidance) does not prohibit an action or failure to act pursuant to the immediately preceding sentence, but such proposed change in Law or IRS guidance (or official judicial or administrative interpretation of Law or IRS guidance) is subsequently adopted, enacted or otherwise occurs, any action or failure to act that would be prohibited pursuant to clause (iv) above following such adoption, enactment or other occurrence shall, for all purposes of this Agreement (including Section 6.04) be deemed to have been prohibited at all times under this Section 6.01 even if such action or failure to act occurred prior to such adoption, enactment or other occurrence.

(c)                                  From the date hereof until the first day after the Restriction Period, Adient will cause each Old Johnson Controls Internal Controlled to (i) maintain its status as a company engaged in its Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in its Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(d)                                 From the date hereof until the first day after the Restriction Period,

(i)             Adient will not (x) enter into any Proposed Acquisition Transaction or, to the extent Adient has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur or (y) dispose of, or permit any of its Affiliates to dispose of, directly or indirectly, any interest in any Old Johnson Controls Internal Controlled;

(ii)          Adient will not cause or permit any Old Johnson Controls Internal Controlled to (or to enter into any agreement, understanding, arrangement or substantial negotiations to):

(A)                               in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of its assets (as of immediately prior to the relevant Old Johnson Controls Internal Controlled Distribution) or sell or transfer 50% or more of the gross assets of any Active Trade or Business or 30% or more of the consolidated gross assets of any Old Johnson Controls Internal Controlled and its Subsidiaries (such percentages to be measured based on fair market value as of the Distribution Date);

(B)                               redeem or otherwise repurchase (directly or through an Affiliate) any of its stock, or rights to acquire stock; or

(C)                               merge or consolidate with any other Person or liquidate or partially liquidate; and

(iii)       Adient will not and will not cause or permit any Old Johnson Controls Internal Controlled to:

(A)                               amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of its Old Johnson Controls Internal Controlled Capital Stock (including, without limitation, through the conversion of one class of its Old Johnson Controls Internal Controlled Capital Stock into another class of its Old Johnson Controls Internal Controlled Capital Stock); or

(B)                               take any other action or actions which in the aggregate (and taking into account any other transactions described in this subparagraph (d)) would be reasonably likely to have the effect of causing or permitting one or more Persons to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in Adient, any Old Johnson Controls Internal Controlled or otherwise jeopardize, adversely affect or prevent Tax-Free Status;

unless, in each case, prior to taking any such action set forth in the foregoing clauses (i) through (iii), (x) Adient shall have requested that Johnson Controls obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority (a “Ruling”) in accordance with Sections 6.03(b) and (d) to the effect that such transaction will not affect the Tax-Free Status or the Unrestricted Inversion Status and Johnson Controls shall have received such a Ruling in form and substance satisfactory to Johnson Controls in its sole good faith discretion (and in determining whether a private letter ruling is satisfactory, Johnson Controls may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations made in connection with such Ruling), (y) Adient shall provide Johnson Controls with an Unqualified Tax Opinion in form and substance satisfactory to Johnson Controls in its sole good faith discretion (and in determining whether an opinion is satisfactory, Johnson Controls may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Johnson Controls may determine that no opinion would be acceptable to Johnson Controls), or (z) Johnson Controls shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(e)                                  With respect to any member of the Adient Group that is characterized as a foreign corporation for Federal Income Tax purposes, from the Distribution Date through the end of the Tax Period of such entity that includes the Distribution Date, Adient shall not, and shall cause its respective Affiliates (including any such member of the Adient Group) not to, enter into any extraordinary transaction or otherwise take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by such member of the Adient Group, including pursuant to Section 304 of the Code, or that would otherwise result in a diminution of foreign tax credits that, absent such transaction, may be claimed by Johnson Controls or any of its Affiliates.

Section 6.02                             Restrictions on Johnson Controls.  Johnson Controls agrees that it will not take or fail to take, or cause or permit any member of the Johnson Controls Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in this Agreement, the Separation and Distribution Agreement, any of the Ancillary Agreements.

Section 6.03                             Procedures Regarding Opinions and Rulings.

(a)                                 If Adient notifies Johnson Controls that it desires to take one of the actions described in Section 6.01(d) (a “Notified Action”) during the Restricted Period, Johnson Controls and Adient shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 6.01(d), unless Johnson Controls shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b)                                 Unless Johnson Controls shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion, at the reasonable request of Adient pursuant to Section 6.01(d), Johnson Controls shall cooperate with Adient and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling or an Unqualified Tax Opinion for the purpose of permitting Adient or Old Johnson Controls Internal Controlled, as applicable, to take the Notified Action.  Notwithstanding the foregoing, in no event shall Johnson Controls be required to file or cooperate in connection with the filing of any request for a Ruling under this Section 6.03(b) unless Adient represents that (A) it has reviewed such request for a Ruling, and (B) all statements, information and representations relating to any member of the Adient Group contained in such request for a Ruling are (subject to any qualifications therein) true, correct and complete.  Adient shall reimburse Johnson Controls for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Johnson Controls personnel, incurred by the Johnson Controls Group in obtaining a Ruling or Unqualified Tax Opinion requested by Adient within ten (10) Business Days after receiving an invoice from Johnson Controls therefor.

(c)                                  Johnson Controls shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Johnson Controls determines to obtain a Ruling or an Unqualified Tax Opinion, Adient shall (and shall cause each Affiliate of Adient to) cooperate with Johnson Controls and take any and all actions reasonably requested by Johnson Controls in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or other applicable Tax Authority, or Tax Advisor; provided that Adient shall not be required to make (or cause any Affiliate of Adient to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).  Johnson Controls shall reimburse Adient for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Adient personnel, incurred by the Adient Group in connection with such cooperation requested by Johnson Controls within ten (10) Business Days after receiving an invoice from Adient therefor.

(d)                                 Johnson Controls shall have sole and exclusive control over the process of obtaining any Ruling, and only Johnson Controls shall apply for a Ruling.  In connection with obtaining a Ruling, (A) Johnson Controls shall keep Adient informed in a timely manner of all material actions taken or proposed to be taken by Johnson Controls in connection therewith; (B) Johnson Controls shall (1) reasonably in advance of the submission of any request for a Ruling provide Adient with a draft copy thereof, (2) reasonably consider Adient’s comments on such draft copy, and (3) provide Adient with a final copy; and (C) Johnson Controls shall provide Adient with notice reasonably in advance of, and Adient shall have the right to attend, any formally scheduled meetings with the IRS or other applicable Tax Authority (subject to the approval of the IRS or other applicable Tax Authority) that relate to such Ruling.  Neither Adient nor any Adient Affiliate directly or indirectly controlled by Adient shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning any of the Separation Transactions (including the impact of any transaction on any of the Separation Transactions).

Section 6.04                             Liability for Separation Tax Losses.

(a)                                 Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary (and, in each case, regardless of whether a Ruling, Unqualified Tax Opinion or waiver described in clause (z) of Section 6.01(d) may have been obtained or provided), subject to Section 6.04(c), Adient shall be responsible for, and shall indemnify and hold harmless Johnson Controls and its Affiliates and each of their respective officers, directors and employees from and against any Separation Tax Losses that are attributable to or result from any one or more of the following:  (A) the acquisition (other than pursuant to the Separation Transactions) of all or a portion of the stock or assets of Adient, any Old Johnson Controls Internal Controlled or any of their respective Affiliates (including any Adient Capital Stock or any Old Johnson Controls Internal Controlled Capital Stock) by any means whatsoever by any Person, (B) the acquisition (other than pursuant to the Separation Transactions) by Adient or any of its Affiliates of all or a portion of the stock or assets of any “domestic corporation” (within the meaning of Sections 7701(a)(3) and 7701(a)(4) of the Code) or any issuance of stock by Adient or any Old Johnson Controls Internal Controlled, (C) any negotiations, understandings, agreements or arrangements by Adient or any of its Affiliates with respect to transactions or events (including, without limitation, stock issuances pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, amendments or a series of such transactions or events) that cause any of the Old Johnson Controls Internal Distributions to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, a Fifty-Percent or Greater Interest in any Old Johnson Controls Internal Controlled, (D) any action or failure to act by Adient after the Distribution (including, without limitation, any amendment to Adient’s or any Old Johnson Controls Internal Controlled’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of the stock of Adient or any Old Johnson Controls Internal Controlled (including, without limitation, through the conversion of one class of stock into another class of stock), or (E) any act or failure to act by Adient or any Adient Affiliate described in Section 6.01 (regardless whether such act or failure to act is covered by a private letter ruling, Unqualified Tax Opinion or waiver described in clause (z) of Section 6.01(d) and regardless of whether such act or failure to act may have been permitted at the time it was taken (or not taken) pursuant to the penultimate sentence of Section 6.01(b)).

(b)                                 Notwithstanding anything in this Agreement or the Separation and Distribution Agreement to the contrary, subject to Section 6.04(c), Johnson Controls shall be responsible for, and shall indemnify and hold harmless Adient and its Affiliates and each of their respective officers, directors and employees from and against any Separation Tax Losses that are attributable to, or result from, any one or more of the following:  (A) the acquisition (other than pursuant to the Separation Transactions or the Tyco Merger) of all or a portion of the stock or assets of Johnson Controls or any of its Affiliates (including any Old Johnson Controls Internal Distributing Capital Stock) by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Johnson Controls or any of its Affiliates with respect to transactions or events (including, without limitation, stock issuances pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, amendments or a series of such transactions or events) that cause any of the Old Johnson Controls Internal Distributions to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, a Fifty-Percent or Greater Interest in any Old Johnson Controls Internal Distributing, or (C) any act or failure to act by Johnson Controls or a member of the Johnson Controls Group described in Section 6.02.

(c)                                  To the extent that any Separation Tax Loss is subject to indemnity under both Sections 6.04(a) and (b), responsibility for such Separation Tax Loss shall be shared by Johnson Controls and Adient according to relative fault as determined by Johnson Controls in good faith.

(d)                                 Adient shall pay Johnson Controls the amount of any Separation Tax Losses for which Adient is responsible under this Section 6.04:  (A) in the case of Separation Tax Losses described in clause (i) of the definition of Separation Tax Losses, no later than two Business Days prior to the date Johnson Controls files, or causes to be filed, the applicable Tax Return (the “Filing Date”) (or, if such Separation Tax Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Adient shall pay Johnson Controls no later than two Business Days prior to the due date for making payment with respect to such Final Determination) and (B) in the case of Separation Tax Losses described in clause (ii) or (iii) of the definition of “Separation Tax Losses,” no later than two Business Days after the date Johnson Controls pays such Separation Tax Losses.  Johnson Controls shall pay Adient the amount of any Separation Tax Losses (described in clause (ii) or (iii) of the definition of “Separation Tax Losses”) for which Johnson Controls is responsible under this Section 6.04 no later than two Business Days after the date Adient pays such Separation Tax Losses.  Each Company shall have the right to review the calculation of any Separation Tax Losses prepared by the other Company, including any related workpapers and other supporting documentation.

Section 6.05                             Certain Elections.

(a)                                 If Johnson Controls determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to any Old Johnson Controls Internal Distribution, Adient shall (and shall cause the relevant member of the Adient Group to) join with Johnson Controls or the relevant member of the Johnson Controls Group in the making of such election and shall take any action reasonably requested by Johnson Controls or that is otherwise necessary to give effect to such election (including making any other related election permitted by applicable Law); provided, however, that Johnson Controls shall reimburse Adient (and any relevant member of the Adient Group) for all reasonable costs and expenses incurred by Adient (or any relevant member of the Adient Group) to amend any Tax Returns or amend or file any other governmental filings related to such Section 336(e) Election.  If a Section 336(e) Election is made with respect to any Old Johnson Controls Internal Distribution, then this Agreement shall be amended in such a manner, if any, as is determined by Johnson Controls in good faith to take into account such Section 336(e) Election.

(b)                                 If Johnson Controls determines, in its sole discretion, that an entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) (a “Check-the-Box Election”) shall be made with respect to any member of the Adient Group effective as of, or before, the Distribution Date, Adient shall (and shall cause all relevant members of the Adient Group to) make such election effective as of such date and shall take any action reasonably requested by Johnson Controls or that is otherwise necessary to give effect to such election (including making any other related election).  If Johnson Controls requires any member of the Adient Group to file for relief with the IRS to make a late Check-the-Box Election, Johnson Controls shall reimburse Adient (and any relevant member of the Adient Group) for all reasonable costs and expenses incurred by Adient (or any relevant member of the Adient Group) in connection with filing for such relief.

Section 7.                                          Assistance and Cooperation.

Section 7.01                             Assistance and Cooperation.

(a)                                 The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies, including (i) preparing and filing Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Refund or any Tax Benefit, in each case, pursuant to this Agreement or otherwise, (iii) examinations of Tax Returns and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Section 8.  Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes.

(b)                                 Any information or documents provided under this Section 7 or Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  Notwithstanding any other provision in  this Agreement to the contrary, (i) neither Johnson Controls nor any of its Affiliates shall be required to provide Adient or any of its Affiliates or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to Adient or any other member of the Adient Group, the business or assets of Adient or any other member of the Adient Group and (ii) in no event shall either of the Companies or any of its respective Affiliates be required to provide the other Company or any of its respective Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege.  In addition, in the event that either Company determines that the provision of any information to the other Company or its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 7 or Section 8 in a manner that avoids any such harm or consequence.

Section 7.02                             Tax Return Information.  Adient and Johnson Controls acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Johnson Controls or Adient pursuant to this Agreement.  Adient and Johnson Controls acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Johnson Controls or Adient could cause irreparable harm.  Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns.  Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis (but in no event later than ninety (90) days after such request).

Section 7.03                             Reliance by Johnson Controls.  If any member of the Adient Group supplies information to a member of the Johnson Controls Group in connection with Taxes and an officer of a member of the Johnson Controls Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Johnson Controls Group identifying the information being so relied upon, the chief financial officer of Adient (or any officer of Adient as designated by the chief financial officer of Adient) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  Adient agrees to indemnify and hold harmless each member of the Johnson Controls Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Adient Group having supplied, pursuant to this Section 7, a member of the Johnson Controls Group with inaccurate or incomplete information in connection with a Tax Liability.

Section 7.04                             Reliance by Adient.  If any member of the Johnson Controls Group supplies information to a member of the Adient Group in connection with a Tax Liability and an officer of a member of the Adient Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Adient Group identifying the information being so relied upon, the chief financial officer of Johnson Controls (or any officer of Johnson Controls as designated by the chief financial officer of Johnson Controls) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  Johnson Controls agrees to indemnify and hold harmless each member of the Adient Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Johnson Controls Group having supplied, pursuant to this Section 7, a member of the Adient Group with inaccurate or incomplete information in connection with a Tax Liability.

Section 8.                                          Tax Records.

Section 8.01                             Retention of Tax Records.  Each Company shall preserve and keep all Tax Records (including emails and other digitally stored materials and related workpapers and other documentation) in its possession as of the date hereof or relating to Taxes of the Groups for Pre-Distribution Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) 90 days after the expiration of any applicable statutes of limitations (taking into account any extensions), or

(ii) seven years after the Distribution Date (such later date, the “Retention Date”).  After the Retention Date, each Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company.  If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 90 days’ prior notice to the other Company.  Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed.  The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records, and the other Company will then dispose of the same Tax Records.

Section 8.02                             Access to Tax Records.  The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation, the preparation of Tax Returns or the resolution of items under this Agreement.

Section 8.03                             Preservation of Privilege.  The parties hereto agree to cooperate and use commercially reasonable efforts to maintain Privilege with respect to any documentation relating to Taxes existing prior to the Distribution Date or Separation Tax Losses to which Privilege may reasonably be asserted (any such documentation, “Privileged Tax Documentation”).  No member of the Adient Group shall provide access to or copies of, or otherwise disclose to any Person, any Privileged Tax Documentation without the prior written consent of Johnson Controls, such consent not to be unreasonably withheld, conditioned or delayed.  No member of the Johnson Controls Group shall provide access to or copies of, or otherwise disclose to any Person, any Privileged Tax Documentation without the prior written consent of Adient, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding any of the foregoing, (x) in the event that any governmental authority requests, outside of normal working hours, that either Company (or any of its Affiliates) provide to such governmental authority access to or copies of, or otherwise disclose, any Privileged Tax Documentation, (y) immediate compliance with such request is required under applicable Law, and (z) such Company attempts in good faith to obtain the prior written consent of the other Company but it is not able to do so, then, such Company shall be permitted to comply with such request by such governmental authority without obtaining the prior written consent of the other Company and shall as promptly as practicable inform the other Company of such request and the access and/or disclosure provided pursuant thereto.

Section 9.                                          Tax Contests.

Section 9.01                             Notice.  Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest relating to Taxes, Refunds or Tax Benefits for which it may be entitled to indemnification by the other Company hereunder or for which it may be required to indemnify the other Company hereunder.  Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax Liability and/or other relevant Tax matters in reasonable detail.  The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax Liability (or contest any determination in respect of any Refund or Tax Benefit) or increases the amount of such Tax Liability (or reduces the amount of such Refund or Tax Benefit).

Section 9.02                             Control of Tax Contests.

(a)                               Separate Returns.  Except in the case of any Competent Authority Proceeding (which shall be governed by Section 9.02(c)):

(i)             In the case of any Tax Contest with respect to any Johnson Controls Separate Return, Johnson Controls shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 9.02(b) and Section 9.02(d).

(ii)          In the case of any Tax Contest with respect to any Adient Separate Return, Adient shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 9.02(b) and Sections 9.02(e) and (f).

(b)                                 Combined Returns and Non-Recoverable Transaction Tax Returns.  Except in the case of any Competent Authority Proceeding (which shall be governed by Section 9.02(c)), in the case of any Tax Contest with respect to any Combined Return or Non-Recoverable Transaction Tax Return, Johnson Controls shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to Section 9.02(b) and Section 9.02(d).

(c)                                  Competent Authority Proceedings.  In the event that a Tax Authority proposes an adjustment with respect to a Tax Return of a Company (the “Adjusted Company”) or a member of its Group, and, in connection with such adjustment, a corresponding adjustment or other relief may be available to the other Company or a member of its Group pursuant to a Competent Authority Proceeding, the Adjusted Company shall promptly notify the other Company of such adjustment and the Companies shall cooperate in good faith to determine whether to initiate a Competent Authority Proceeding to request such corresponding adjustment or other relief.  If the Companies initiate any such Competent Authority Proceeding, the Adjusted Company shall have the right to control such Competent Authority Proceeding; provided that (i) the Adjusted Company shall keep the other Company reasonably informed in a timely manner of all significant developments in respect of such Competent Authority Proceeding, and all significant actions taken or proposed to be taken by the Adjusted Company with respect to such Tax Contest, (ii) the Adjusted Company shall timely provide the other Company with copies of any written materials prepared, furnished or received in connection with such Competent Authority Proceeding, (iii) the Adjusted Company shall consult with the other Company reasonably in advance of taking any significant action in connection with such Competent Authority Proceeding, (iv) the Adjusted Company shall consult with the other Company and offer the other Company a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Competent Authority Proceeding and shall consider the other Company’s comments in good faith, (v) the Adjusted Company shall conduct such Competent Authority Proceeding diligently and in good faith as if it were the only party in interest in connection with such Competent Authority Proceeding, and (vi) the Adjusted Company shall not settle, compromise or abandon any such Competent Authority Proceeding without the prior written consent of the other Company, which consent shall not be unreasonably withheld, conditioned or delayed.  The other Company shall cooperate with the Adjusted Company (including by providing any necessary information reasonably requested by the Adjusted Company) with respect to the conduct of any such Competent Authority Proceeding.  In making any decisions in connection with any Competent Authority Proceeding described in this Section 9.02(c) (including the determination whether to initiate such Competent Authority Proceeding, relief to be sought pursuant to such Competent Authority Proceeding and actions to be taken in connection with such Competent Authority Proceeding), the Companies shall seek to minimize the aggregate Tax Liability of the Johnson Controls Group and the Adient Group.

(d)                                 Adient Rights.  In the case of any Tax Contest described in Section 9.02(a)(i) or (b) (other than, in each case, any Tax Contest described in Section 9.02(f)), if (x) as a result of such Tax Contest, Adient could reasonably be expected to (A) become liable to make any indemnification payment to Johnson Controls hereunder in excess of $1 million or (B) not have Foreign Corporation Status as of immediately after the Distribution and (y) Johnson Controls has control of such Tax Contest pursuant to Section 9.02(a)(i) or (b), as applicable, then (i) Johnson Controls shall keep Adient reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Johnson Controls with respect to such Tax Contest, (ii) Johnson Controls shall timely provide Adient with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) Johnson Controls shall consult with Adient reasonably in advance of taking any significant action in connection with such Tax Contest, (iv) Johnson Controls shall consult with Adient, offer Adient a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest and shall consider Adient’s comments in good faith, (v) Johnson Controls shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (vi) Johnson Controls shall not settle, compromise or abandon any such Tax Contest in a manner that would disproportionately disadvantage Adient and, in determining whether to settle, compromise or abandon any such Tax Contest, Johnson Controls shall otherwise make such determination in good faith as if it were the only party in interest in connection with such Tax Contest.

(e)                                  Johnson Controls Rights.  In the case of any Tax Contest described in Section 9.02(a)(ii), if (x) as a result of such Tax Contest, Johnson Controls could reasonably be expected to become liable to make any indemnification payment to Adient hereunder in excess of $1 million and (y) Adient has the right to control such Tax Contest pursuant to Section 9.02(a)(ii), then (i) Adient shall keep Johnson Controls reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Adient with respect to such Tax Contest, (ii) Adient shall timely provide Johnson Controls with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (iii) Adient shall consult with Johnson

Controls reasonably in advance of taking any significant action in connection with such Tax Contest, (iv) Adient shall consult with Johnson Controls and offer Johnson Controls a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest and shall consider Johnson Controls’ comments in good faith, (v) Adient shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (vi) Adient shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Johnson Controls, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, in the case of any Tax Contest with respect to any Electronics Entity, to the extent such Tax Contest involves a claim that could reasonably be expected to result in Electronics Business Taxes and Taxes that are not Electronics Business Taxes (an “Electronics Tax Contest”), (A) the Companies shall cooperate to separate such Electronics Tax Contest into two Tax Contests, one Tax Contest relating exclusively to Electronics Business Taxes (over which Tax Contest Johnson Controls shall have exclusive control, including exclusive authority with respect to any settlement, subject to Section 9.02(b) and Section 9.02(d)) and the other Tax Contest relating to all other Taxes of any Electronics Entity (over which Tax Contest Adient shall have exclusive control, including exclusive authority with respect to any settlement, subject to this Section 9.02(e) (other than this proviso)) and (B) if it is not possible to separate such Tax Contest in the manner set forth in clause (A), the Controlling Party shall have the right to control such Tax Contest, provided that the foregoing provisions of this Section 9.02(e) (other than this proviso) shall apply to such Tax Contest (for this purpose, substituting the term “Controlling Party,” for the term “Adient” and substituting the term “Non-Controlling Party” for the term “Johnson Controls”).  For purposes of this Section 9.02(e), in the case of any Electronics Tax Contest, the Controlling Party shall be whichever of Adient or Johnson Controls would be reasonably expected to bear the greater Tax Liability in connection with such Electronics Tax Contest, and the Non-Controlling Party shall be whichever Company is not the Controlling Party with respect to such Electronics Tax Contest.

(f)                                   Separation Related Tax Contests.  Johnson Controls shall have exclusive control over any Separation Related Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, subject to the following provisions of this Section 9.02(f).  In the event of any Separation Related Tax Contest as a result of which Adient could reasonably be expected to (x) become liable for any Separation Tax Losses or (y) not have Foreign Corporation Status as of immediately after the Distribution, (A) Johnson Controls shall keep Adient reasonably informed in a timely manner of all significant developments in respect of such Tax Contest and all significant actions taken or proposed to be taken by Johnson Controls with respect to such Tax Contest, (B) Johnson Controls shall timely provide Adient with copies of any written materials prepared, furnished or received in connection with such Tax Contest, (C) Johnson Controls shall consult with Adient reasonably in advance of taking any significant action in connection with such Tax Contest, and (D) Johnson Controls shall offer Adient a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest.  Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any Separation Related Tax Contest shall be made in the sole discretion of Johnson Controls and shall be final and not subject to the dispute resolution provisions of Section 13 of this Agreement or Article VII of the Separation and Distribution Agreement.

(g)                                  Power of Attorney.

(i)             Each member of the Adient Group shall execute and deliver to Johnson Controls (or such member of the Johnson Controls Group as Johnson Controls shall designate) any power of attorney or other similar document reasonably requested by Johnson Controls (or such designee) in connection with any Tax Contest controlled by Johnson Controls that is described in this Section 9.

(ii)          Each member of the Johnson Controls Group shall execute and deliver to Adient (or such member of the Adient Group as Adient shall designate) any power of attorney or other similar document reasonably requested by Adient (or such designee) in connection with any Tax Contest controlled by Adient that is described in this Section 9.

Section 10.                                   Effective Date; Termination of Prior Intercompany Tax Allocation Agreements.  This Agreement shall be effective as of the Effective Time.  To the knowledge of the parties hereto, there are no prior intercompany Tax allocation agreements or arrangements solely between or among Johnson Controls and/or any of its Subsidiaries, on the one hand, and Adient and/or any of its Subsidiaries, on the other hand and no termination of any such arrangement or agreement, or any settlement of amounts owing in respect of any such arrangement or agreement should be required.  To the extent that, contrary to the expectation of the parties, there is any such intercompany arrangement or agreement in place as of immediately prior to the Effective Time, (i) such arrangement or agreement shall be deemed terminated with effect as of the Effective Time, and (ii) amounts due under such agreements as of the date on which the Effective Time occurs shall be settled as promptly as practicable.  Upon such settlement, no further payments by or to Johnson Controls or any of its Subsidiaries or by or to Adient or any of its Subsidiaries with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time.  Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement.

Section 11.                                   Survival of Obligations.  The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12.                                   Treatment of Payments; Tax Gross-Up.

Section 12.01                      Treatment of Tax Indemnity and Tax Benefit Payments.  In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as otherwise agreed between the Companies, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (i) any indemnity payment required by this Agreement or by the Separation and Distribution Agreement, as applicable (in the case of each of clauses (A), (B) and (C), subject to clause (D)), (A) in the case of an indemnity payment attributable to the Distribution, a contribution by Johnson Controls to Adient or a distribution by Adient to Johnson Controls, as the case may be, occurring immediately prior to the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)), (B) in the case of an indemnity payment attributable to an Old Johnson Controls Internal Distribution or Old

Johnson Controls Internal Contribution, a contribution by the relevant Old Johnson Controls Internal Distributing to the relevant Old Johnson Controls Internal Controlled or a distribution by the relevant Old Johnson Controls Internal Controlled to the relevant Old Johnson Controls Internal Distributing, as the case may be, occurring immediately prior to the relevant Old Johnson Controls Internal Distribution, (C) in the case of an indemnity payment attributable to the Old Johnson Controls Jersey SpinCo Sale or the TSub Jersey SpinCo Sale or any sale of the Adient Assets or assumption of the Adient Liabilities pursuant to the Separation Transactions, an adjustment to the purchase price, or (D) in the case of an indemnity payment attributable to a transfer of Adient Assets or assumption of Adient Liabilities (other than pursuant to a sale), or in any other case described in clauses (A), (B) or (C) above to the extent appropriate, as payments of an assumed or retained liability; and (ii) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

Section 12.02                      Tax Gross-Up.  If notwithstanding the manner in which payments described in clause (i) of Section 12.01 were reported, there is an adjustment to the Tax Liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation and Distribution Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive.

Section 12.03                      Interest.  Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law).  The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 13.                                   Disagreements.

Section 13.01                      Dispute Resolution.  The Companies desire that collaboration will continue between them.  Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto.  In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Advisor Dispute”) between any member of the Johnson Controls Group and any member of the Adient Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute.  If such good faith negotiations do not resolve the Tax Advisor Dispute, then the matter will be referred to a Tax Advisor acceptable to each of the Companies.  The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement.  The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Tax Advisor Dispute as soon as practicable, but in any event no later than forty-five (45) days after its acceptance of the matter for resolution.  Any such resolution by the Tax Advisor shall be consistent with the terms of this Agreement, and if so consistent, shall be conclusive and binding on the Companies.  Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor.  In accordance with Section 15, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor.  All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies.  Any High-Level Dispute shall be resolved pursuant to the procedures set forth in Article VII of the Separation and Distribution Agreement.

Section 13.02                      Injunctive Relief.  Nothing in this Section 13 will prevent either Company from seeking injunctive relief if reasonably necessary to avoid irreparable harm.  Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, Johnson Controls and Adient are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Johnson Controls and Adient will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 13.

Section 14.                                   Late Payments.  Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent (2%), compounded semiannually, from the due date of the payment to the date paid.  To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

Section 15.                                   Expenses.  Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 16.                                   General Provisions.

Section 16.01                      Addresses and Notices.  All notices, requests, claims, demands or other communications under this Agreement shall be in writing, together with a copy by electronic mail (which shall not constitute notice), and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Companies at the following addresses (or at such other address for a Company as shall be specified in a notice given in accordance with this Section 16.01):

If to Johnson Controls:
Johnson Controls International plc 5757 North Green Bay Avenue Milwaukee, Wisconsin 53209 Attention: General Counsel Email: CO-General.Counsel@jci.com

If to Adient:

Adient Limited 833 East Michigan Street, Suite 1100 Milwaukee, Wisconsin 53202 Attention: General Counsel Email: CO-General.Counsel@adient.com

A Company may, by notice to the other Company, change the address to which such notices are to be given.

Section 16.02                      Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided that neither Company nor any such party thereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Company hereto.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Company so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Company. Nothing in this Section 16.02 is intended to, or shall be construed to, prohibit either Company or any member of its Group from being party to or undertaking a change of control.

Section 16.03                      Waiver.  Waiver by a Company of any default by the other Company of any provision of this Agreement shall not be deemed a waiver by the waiving Company of any subsequent or other default, nor shall it prejudice the rights of the other Company.  No failure or delay by a Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 16.04                      Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Companies shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Companies.

Section 16.05                      Authority.  Johnson Controls represents on behalf of itself and each other member of the Johnson Controls Group, and Adient represents on behalf of itself and each other member of the Adient Group, as follows:  (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 16.06                      Further Action.  The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.

Section 16.07                      Integration.  This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Companies with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Companies other than those set forth or referred to herein or therein.  In the event of any inconsistency between this Agreement, the Separation and Distribution Agreement, any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, or the Tax Allocation Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 16.08                      Construction.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.  The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.  Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 16.09                      No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at Law or equity.  Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at Law or equity before recovering under the remedies provided in this Agreement.

Section 16.10                      Currency.  All amounts payable pursuant to this Agreement shall be payable in U.S. dollars, based on the conversion rate used at the time that the obligation to pay arises in the financial reporting systems of the party receiving such payment.

Section 16.11                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Companies and delivered to the other Company.  Each Company acknowledges that it and each other Company is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement.  Each Company expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Company to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Company at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 16.12                      Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 16.13                      Jurisdiction.  If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in The City of New York (or, only if such court lacks subject matter jurisdiction, in any New York State court sitting in the Borough of Manhattan in The City of New York), (b) waive any claims of forum non conveniens, and agree to submit to the jurisdiction of such courts, as provided in New York General Obligations Law § 5-1402, (c) agree that service of any process, summons, notice or document by United States registered mail to each Company’s respective address set forth in Section 16.01 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts and (d) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 16.14                      Amendment.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Company, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Company against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 16.15                      Adient Subsidiaries.  If, at any time, Adient acquires or creates one or more subsidiaries that are includable in the Adient Group, they shall be subject to this Agreement and all references to the Adient Group herein shall thereafter include a reference to such subsidiaries.

Section 16.16                      Successors.  This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including, but not limited to, any successor of Johnson Controls or Adient succeeding to the Tax attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 16.17                      Injunctions.  Subject to the provisions of Section 13, the parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at Law or in equity.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

JOHNSON CONTROLS INTERNATIONAL PLC

By:	/s/ Brian J. Stief
Name: Brian J. Stief
Title: Executive Vice President and Chief Financial Officer

ADIENT LIMITED

By:	/s/ Cathleen A. Ebacher
Name: Cathleen A. Ebacher
Title: Vice President, General Counsel and Secretary

[Signature Page to Tax Matters Agreement]